EXHIBIT 5.1

November 22, 2004

aQuantive, Inc.

821 Second Avenue, 18th Floor

Seattle, WA 98104

Re: aQuantive, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to aQuantive, Inc., a Washington corporation (the “Company”), in connection with the offering pursuant to a registration statement (the “Registration Statement”) on Form S-1 filed with the Securities Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of $80,000,000 aggregate principal amount of the Company’s 2.25% Convertible Senior Subordinated Notes due 2024 (the “Notes”) and shares of the Company’s common stock (“Conversion Shares”) issuable upon conversion of the Notes. The Notes were issued pursuant to an indenture, dated as of August 24, 2004 (the “Indenture”), between the Company and BNY Western Trust Company as Trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all authentic original documents of all copies of documents submitted to us. We have further assumed the truth, accuracy and completeness of the information, representations and warranties contained in the documents and records we have examined.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that

1.	Assuming (i) the filing and effectiveness of the Registration Statement and any amendments thereto and (ii) that the Notes were duly executed by the Company and authenticated and delivered by the Trustee pursuant to the Indenture, the Notes will constitute valid and binding obligations of the Company.

2.	The Conversion Shares have been duly authorized and, when issued by the Company on the conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be legally issued, fully paid and non-assessable.

We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally.

We are qualified to practice law in the State of Washington and do not express any opinions herein concerning any laws other than the laws of the State of Washington, the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as originally filed or as subsequently amended or supplemented and the reference to Perkins Coie LLP under the caption “Legal Matters” in the Registration Statement as originally filed or as subsequently amended or supplemented. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PERKINS COIE LLP

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